Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Announces New Contract Signings

Work to begin in the Second and Third Quarters of 2005

RICHMOND, VA (April 20, 2005) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), today reported receipt of several new contract awards totaling about $3.0 million. These new contracts are in addition to those already previously announced and bring new signings in 2005 to over $ 5.7 million. The majority of the revenue from these contracts will be recognized in 2005 and 2006.

The largest of the new contracts, valued at about $1 million, calls for CBI to assess the in vivo efficacy of a particular recombinant protein which is about to enter the human clinical trial phase. CBI will first develop and qualify assays to measure the efficacy of the proposed human pharmaceutical and then will apply the assays it develops to clinical trial samples provided by the contract sponsor. Some of the major goals of the other new contract programs include determination of protein stability, developing antibodies and novel immuno-assays, and qualifying particular molecular genetic assays for use in clinical trial work. About $ 500,000 of the $ 3 million in new contract funds represents an addition to a contract announced in March, under which CBI will produce large amounts of proteins and antibodies related to vaccines directed against certain select agent pathogens.

Work on many of the new contracts has already begun, but the start date for the major new award being announced today is anticipated to be the third quarter of this year. The basic science for this contract will take a full year to complete and analysis of the clinical trial samples is expected to take place beginning in the fourth quarter of 2006.

“CBI is pleased to announce these new contract programs,” said Dr. Robert B. Harris, President and CEO, CBI and Program Manager for the major new contract award. “The new programs will require input from all our platform technologies, and will utilize expertise resident throughout the company. The new work load will require hiring new scientists, which gives us the opportunity to expand our work force using contract monies paid by our clients. As we continue to build our contract base with new long-term high value programs, we are better able to withstand normal contract delays which sometimes affect our anticipated revenue stream.”

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About CBI

Commonwealth Biotechnologies, Inc. is a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery, and through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities.

Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that: (a) CBI will compete effectively for additional contracts; (b) CBI will receive all fees anticipated under the contracts referenced herein; or (c) CBI’s customers will not terminate such contracts prior to their completion. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.